Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tucows Inc.:

We consent to the use of our report dated February 7, 2006, except as to note 11 which is as of February 15, 2006, with respect to the consolidated balance sheets of Tucows Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated by reference herein and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Chartered Accountants

Toronto, Canada

September 29, 2006